June 28, 2019

Michael Seton
Chief Executive Officer and President
Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd., Suite 650
Tampa, Florida 33609

       Re: Carter Validus Mission Critical REIT II, Inc.
           Registration Statement on Form S-4
           Filed June 21, 2019
           File No. 333-232275

Dear Mr. Seton:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Josh Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities